AR423A 1 Midland National Life Insurance Company [8300 Mills Civic Parkway, West Des Moines, IA 50266] [Customer Service Center 866-270-9564] ANNUAL RATCHET DEATH BENEFIT RIDER This Annual Ratchet Death Benefit Rider (“Rider”) is made a part of the Contract to which it is attached and is subject to all of the provisions of that Contract, except as otherwise stated herein. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract. This Rider is effective as of the Rider Issue Date, which is the same as the Contract Issue Date, and will remain in effect until one of the termination conditions, as outlined below, is met. This Rider should be read in conjunction with the Contract and any other Rider or Endorsement made a part of your annuity Contract. RIDER SPECIFICATIONS Annual Ratchet Death Benefit Rider Fee: [0.40%] Rider Issue Date: [01/01/2024] BENEFIT This Rider provides an Annual Ratchet Death Benefit (ARDB), which provides, in addition to the Death Benefit provided under the Contract, a minimum of a guaranteed Return of Premium Death Benefit with the potential for an Annual Ratchet Step-Up Death Benefit on each Contract Anniversary, beginning on the Contract Issue Date until the end of the ARDB Step-Up Period defined below. The Death Benefit payable will be the greater of (1) the ARDB amount as described in this Rider or (2) the Death Benefit amount described and calculated in accordance with the Contract. The ARDB amount is equal to the initial Purchase Payment on the Contract Issue Date, plus any subsequent Purchase Payments, adjusted for any Gross Partial Withdrawals. All Gross Partial Withdrawals reduce the ARDB amount by the same proportion that the withdrawal reduces the Contract Value. In the case of multiple Primary Beneficiaries, the amount received by each Primary Beneficiary will be their proportional share of the death benefit, which is the greater of the Contract Value and ARDB value determined at the time the first Primary Beneficiary claim is processed. Once the greater of the Contract Value and ARDB value is set, each remaining Primary Beneficiary is subject to the performance of the Investment Options for their portion of the Contract Value until the Valuation Period on which their claim is received in Good Order and processed. Please note, permitted Registered Investment Advisor (RIA) fees, up to the Maximum Advisory Fee shown on the Contract Specifications Page, and the Rider Fee are not treated as Withdrawals for purposes of calculation of the Annual Ratchet Death Benefit Amount. Any other withdrawal from the

AR423A 2 Contract is considered a Gross Partial Withdrawal for the purpose of determining the Annual Ratchet Death Benefit Amount. The ARDB Step-Up Period begins on the Contract Issue Date and remains in effect until the Contract Anniversary following the date the Contract Owner reaches the Attained Age of [85]. In the case of Joint Contract Owners, it remains in effect until the Contract Anniversary following the date the oldest Joint Contract Owner reaches the Attained Age of [85]. When the Contract Owner is a non-natural entity, the ARDB Step-Up Period remains in effect until the Contract Anniversary following the date the Annuitant reaches the Attained Age of [85]. Please note, on the Contract Anniversary following the Attained Age of [85], as outlined above or falling on the exact date of the Contract Owner reaching the Attained Age of [85], the ARDP Step-Up Period Ends and is no longer eligible to be stepped-up. Upon meeting these conditions, there is no further option to receive an annual step-up. Upon termination of the ARDB Step-Up Period, the Annual Ratchet Death Benefit amount will continue to be adjusted based on additional Premiums and Gross Partial Withdrawals, as outlined above. This Rider is available for Issue Ages [0 to 75] on the Contract Issue date. In the case of Joint Contract Owners, the Issue Age is based on the oldest age of the Joint Contract Owners as of the Issue Date and the Death Benefit amount is paid upon the first death of the Joint Contract Owners. The ARDB amount, after a Gross Partial Withdrawal, is calculated as follows: Multiply (A) by (B), where (A) is the ARDB amount prior to a Gross Partial Withdrawal; and (B) is one minus (a) divided by (b) a. Gross Partial Withdrawal Amount b. Contract Value prior to the Gross Partial Withdrawal Rider Fee The fee for this Rider uses an annual rate referred to as the Annual Ratchet Death Benefit Rider Fee (“Rider Fee”). The Rider Fee is shown above in the Rider Specifications and is guaranteed not to change after the Contract Issue Date. The Rider Fee is calculated and deducted at the end of each calendar quarter on a pro-rata basis from the Investment Option(s) in which You are invested. The end of each calendar quarter refers to March 31, June 30, September 30 and December 31 of each calendar year. If the referenced deduction day falls on a non- Business Day, the Rider Fee will be deducted on the next Business Day. A pro-rata portion of the Rider Fee, using the same calculation, will also be deducted when this Rider terminates under options 1), 4), or 6) as outlined in the Termination section below. The quarterly Rider Fee is calculated as follows: Divide (A) by four 4 multiplied by (B), where: (A) is the Annual Ratchet Death Benefit Fee; and (B) is the Annual Ratchet Death Benefit Amount at quarter end. The Rider Fee the first calendar quarter ending after Contract Issue Date and at Termination under termination options 1), 4), or 6) is calculated, on a pro rata basis, as follows:

AR423A 3 Divide (A) by 4 multiplied by (B), and then multiply by (C), where: (A) is the Annual Ratchet Death Benefit Fee; and (B) is the Annual Ratchet Death Benefit Amount at time of fee calculation; and (C) is the (number of calendar days the Contract was in-force during the calendar quarter) divided by the (total number of calendar days within the applicable calendar quarter). TERMINATION Once issued, the Contract Owner may not request to terminate this Rider. However, this Rider will immediately terminate without any further value upon the occurrence of any of the following: 1) a change of ownership under the Contract; 2) upon death of the Contract Owner (or Annuitant if non-natural Contract Owner) or upon first death of either Contract Owner if there are Joint Contract Owners; 3) upon the date annuity payments begin under the Contract; 4) the Date we receive Your request to full Surrender; 5) the day Your Contract Value goes to zero; or 6) upon the date the Contract to which this Rider is attached terminates. Once terminated, the Rider Fee will also terminate. MISCELLANEOUS Except as modified by this Rider, the provisions of the Contract also apply to this Rider. The ARDB is only available as a death benefit and is not available as a Surrender Value nor available on the Maturity Date. The death benefit amount cannot be withdrawn as a lump sum.